EXHIBIT 12.1

                                                                  Revised 5/2000


     EXTENDED  HARDWARE  WARRANTY  PRODUCTS  APPENDIX

1.   SCOPE  OF  THE  WARRANTY

     In connection with the Extended Hardware Warranty offered by NECAM to participating Associate to be offered for resale to Associate's Customers ("Customers") in connection with each sale by Associate of an NEC pbx or key system, NECAM agrees to provide Associate with the services described herein as to those hardware components covered by an Extended Warranty provided by Associate to its Customers. A sample copy of such System Protection Plan Customer Contract and Site Registration/Software License Agreement is attached hereto.

2.   TERM

     Such Extended Warranty shall commence on the date of system installation as set forth on the Extended System Protection Plan Customer Contract or sixty days from the date of shipment, whichever occurs first, and shall be for a period of five years from such date. Such extended Warranty shall be conditioned upon NECAM receiving a fully executed copy of the Extended System Protection Plan Customer Contract, Site Registration/Software License Agreement and a written listing of the bar code numbers of all covered components.

3.   EQUIPMENT  ELIGIBLE  FOR  COVERAGE

     To be eligible for warranty coverage, the hardware components must

     a.   be purchased from a NECAM authorized distributor;

     b. have all applicable bar codes properly registered with NEC America by the authorized NECAM Associate installing the system or replacement component; and

     c.   receive  all  manufacturers   recommended   service  and  maintenance,
          performed by a NECAM authorized distributor.

          NECAM reserves the right to refuse warranty coverage on any hardware components which are not eligible for warranty coverage under this Agreement and to notify the Customer of such refusal.


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4.   SERVICE  PROVIDED

     NECAM shall repair or replace all hardware components found to be defective. Parts which are replaced shall become NECAM's property. Upon registration of their bar codes with NECAM and identification of the bar codes and return of the defective parts they replace, all replacement components shall be warranted for the remaining term of the Extended Warranty term. Associate may replace a defective component with a component from its inventory, provided such component is either new or has been reconditioned in accordance with any procedures or requirements of NECAM. If Associate replaces a defective hardware component with a component from its inventory, then NECAM shall return to Associate either the repaired component or a replacement component. In such event, such component shall be warranted for whatever term of warranty remained on the component installed as a replacement component in the Customer's system. Defective components whose bar codes do not correspond to the bar codes previously registered with NECAM will not be repaired or replaced by NECAM and will result in the imposition of the then applicable NECAM processing fee.

5.   WARRANTY

     NECAM warrants that all repaired or replacement components will conform to specifications applicable at the time of the effective date of such warranty or such revised specifications as may be applicable. Associate's sole remedy for breach of this warranty is repair or replacement of the defective hardware component or pro rata refund of the price paid for such extended warranty. THIS IS THE EXCLUSIVE WARRANTY RELATING TO HARDWARE COMPONENTS AND NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, SHALL APPLY. NECAM SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.   EXCLUSIONS  FROM  SERVICE

     The following are not included under this Agreement:

     a. Repair or replacement of components, which, in NECAM's opinion, are required due to misuse, abuse, improper installation or application, improper maintenance or repair, alteration, accident or negligence in use, improper temperature, humidity or other environmental condition (i.e. lightning, water, shock damage), improper storage, transport or handling or failure of components or supplies not furnished by NECAM.


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     b.   Repair  or  replacement  of  components,  which  are  required  due to unauthorized attempts by persons not authorized by NEC America to provide service to repair, maintain, or modify the hardware components covered by this Agreement.

     c. Repair or replacement of components, which are not part of the original system installed by the Associate, and whose bar codes have not been registered with NEC as covered by the Extended Warranty.

     d. Repair or replacement of components which, when installed, were neither new nor reconditioned in accordance with NECAM procedures and requirements.

          Extended Warranty coverage will be available on added or substitute components on payment of the applicable fee set by NECAM.

          Any service excluded by this Agreement and provided at the request or with the agreement of the Associate shall be paid for by Associate based on current rates for materials and labor in effect when the service is provided.

     e. Non-electronic components of the NEC system including, but not limited to, software, cables, covers, brackets and screws.

     f. Dell Computer Corporation's computer platform used in conjunction with the Active Voice AD-40 voicemail system.

7.   TRANSFER  AND  ASSIGNMENT

     a. This Extended Warranty is not transferable by Associate and may be enforced only by the original Associate purchaser, except with the written consent of NECAM and upon payment by an authorized NECAM Associate transferee of any applicable transfer fee and execution of required documentation confirming the terms of such assignment.

     b. This Extended Warranty shall not operate to extend the term of Associate's Associate Agreement and shall terminate immediately upon termination or nonrenewal of the Associate's Agreement or of Associate's authorization to distribute the covered hardware components. In such event, Associate hereby consents to the assignment of this Agreement to a then currently authorized NEC America Associate or Authorized Fusion VAR

8.   LIMITATION  OF  LIABILITY

     NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL NEC AMERICA, INC. BE LIABLE FOR CONSEQUENTIAL, SPECIAL, INCIDENTAL OR SIMILAR DAMAGES, SUCH AS (BUT NOT LIMITED TO) "DOWNTIME", EXCESS COSTS OR LOST BUSINESS REVENUES RESULTING FROM ITS BREACH OF ANY OF THE PROVISIONS OF THIS AGREEMENT, ITS TORTIOUS CONDUCT IN OR RELATED TO TI-IL PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, A PRODUCT MALFUNCTION OR FROM UNAUTHORIZED OR IMPROPER USE OF PRODUCTS INCLUDING BUT NOT LIMITED TO TOLL FRAUD OR COMPUTER VIRUSES.


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9.   MISCELLANEOUS

     a. NECAM reserves the right to terminate this Extended Warranty program prospectively.

     b. NECAM also reserves the right to terminate prospectively Associate's participation in this Extended Warranty program at any time upon written notice to Associate.

     c.   Except  as  specifically   provided  herein,  all  provisions  of  the
          Associate Agreement, including but not limited to Section 21 pertaining to hardware warranty, shall apply to Associate's participation in this program.


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